Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EZFILL HOLDINGS, INC.

Yehuda Levy hereby certifies that:

1.	He is the Interim Chief Executive Officer of EzFill Holdings, Inc. (the “Corporation”), a Delaware Corporation

2.	Article IV of the Amended and Restated Certificate of Incorporation is hereby amended by inserting the following new paragraph to the end of Article IV:

“Upon the effectiveness (the “Effective Time”) of the Corporation’s Amended and Restated Certificate of Incorporation, each 2.5 shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.

For avoidance of doubt, the Reverse Stock Split shall also apply to the amount of shares of the Company’s common stock issuable upon conversion or exercise of any derivative securities, including options, warrants, and convertible debt or equity.”

4.	Resolutions were duly adopted by the Board of Directors of the Corporation setting forth the foregoing amendment to the Amended and Restated Certificate of Incorporation, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation.

5.	That in lieu of a meeting and vote of the stockholders of the Corporation (the “Stockholders”), the Stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the DGCL, and written notice of the adoption of the amendments has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required.

6.	The aforesaid amendment to the Certificate of Incorporation will take effect on the 25th day of July, 2024, at 12:01 AM Eastern Standard Time.

7.	The foregoing amendment to the Corporation’s Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

EZFILL HOLDINGS, INC

By:	/s/ Yehuda Levy

Name:	Yehuda Levy

Title:	Interim Chief Executive Officer